Exhibit 5.1

Our ref	KKZ/727103-000004/28920130v1

Akso Health Group

Room 8201-4-4(A), 2nd Floor, Qiantongyuan Building,

No. 44, Moscow Road, Qianwan Bonded Port Area,

Qingdao Pilot Free Trade Zone,

China (Shandong)

8 March 2024

Dear Sir or Madam

Akso Health Group

We have acted as Cayman Islands legal advisers to Akso Health Group (the “Company”) in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed on 23 February 2024 with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to securities to be issued and sold by the Company from time to time, and the prospectus supplement dated 5 March 2024 (the “Prospectus Supplement”) relating to the sale by the Company of (a) 37,100,000 American Depositary Shares (the “ADSs”), each representing three ordinary shares of the Company of a par value of US$0.0001 each (the “Shares”) in accordance with the Securities Purchase Agreement dated 5 March 2024 entered into between the Company and the Purchasers named therein (the “Securities Purchase Agreement”); and (b) up to 222,600,000 Shares in accordance with the Warrant Agreements dated 7 March 2021 entered into between the Company and each Purchaser as named therein (together, the “Warrant Agreements”).

We are furnishing this opinion and consent as Exhibit 5.1 to the Company’s current report on Form 6-K which will be incorporated by reference into the Registration Statement and the Prospectus Supplement (the “Form 6-K”).

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 25 April 2016 and the certificates of incorporation on change of name of the Company dated 17 December 2020 and 10 December 2021 issued by the Registrar of Companies in the Cayman Islands.

1.2	The amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 22 September 2017 and effective immediately prior to the completion of the Company’s initial public offering of the ADSs representing the Shares and as amended by special resolutions passed on 16 December 2020 and 3 December 2021 (the “Memorandum and Articles”).

1.3	The written resolutions of the board of directors of the Company dated 22 February 2024 (the “Directors’ Resolutions”), and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.4	A certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.5	A certificate of good standing dated 23 February 2024, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.6	The Registration Statement and the Form 6-K.

1.7	The Prospectus Supplement.

1.8	The Securities Purchase Agreement.

1.9	The Warrant Agreements.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	The Company will receive money or money’s worth in consideration for the issue of the Shares and none of the Shares were or will be issued for less than par value.

2.4	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

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2.5	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$500,000 divided into 5,000,000,000 ordinary shares of a par value of US$0.0001 each.

3.3	The issue and allotment of the Shares (including the issuance of the Shares upon the exercise of warrants as contemplated by the Registration Statement and the Warrant Agreements) have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Prospectus Supplement and the Securities Purchase Agreement (including the issuance of the Shares upon the exercise of warrants as contemplated by the Registration Statement and the Warrant Agreements), the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	Under the Companies Act, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted in it. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.3	In this opinion the phrase “non-assessable” means, with respect to the Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Maples and Calder (Hong Kong) LLP

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Director’s Certificate

KKZ/727103-000004/28920130v1	5

Director’s Certificate

March 8, 2024

To:	Maples and Calder (Hong Kong) LLP
26th Floor, Central Plaza
18 Harbour Road
Wanchai, Hong Kong

Dear Sir or Madam

Akso Health Group (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full and effect and are otherwise unamended.

2	The Directors’ Resolutions were duly passed in the manner prescribed in Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3	The authorised share capital of the Company is US$500,000 divided into 5,000,000,000 ordinary shares of a par value of US$0.0001 each.

4	All of the issued shares in the capital of the Company have been duly and validly authorised and issued and are fully paid and non-assessable (meaning that no further sums are payable to the Company on such shares and the Company has received payment therefor).

5	The shareholders of the Company have not restricted or limited the powers of the directors in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Shares or otherwise performing its obligations under the Registration Statement.

6	Each of the Securities Purchase Agreement and the Warrant Agreement have been executed and unconditionally delivered by an Authorized Officer (as referred to in the Resolutions) for and on behalf of the Company.

7	The directors of the Company at the date of the Resolutions and as at the date of this certificate were and are as follows:

Wenjuan Liu

Linda (Yilin) Wang

Stephen P. Brown

Gerald (Jerry) T. Neal

Zhe Liu

8	The Company has not entered into any mortgages and charges over its property or assets other than those entered in the register of mortgages and charges, or contemplated by any of the Securities Purchase Agreement and the Warrant Agreements.

9	Prior to, at the time of, and immediately following the execution of the Securities Purchase Agreement and each of the Warrant Agreements the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the Securities Purchase Agreement and each Warrant Agreement for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

10	Each director considers the transactions contemplated by the Registration Statement, the Prospectus Supplement, the Securities Purchase Agreement and each Warrant Agreement to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions which are the subject of the Opinion.

11	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction that would have a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Company. Neither the directors nor Shareholders have taken any steps to have the Company struck off or placed in liquidation. Further, no steps have been taken to wind up the Company or to appoint restructuring officers or interim restructuring officers, and no receiver has been appointed in relation to any of the Company’s property or assets.

12	The Company is not subject to the requirements of Part XVIIA of the Companies Act (As Revised) of the Cayman Islands.

13	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

[signature page follows]

Signature:	/s/ Linda (Yilin) Wang
Name:	Linda (Yilin) Wang
Title:	Director